EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

F&M Bank Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Fees to be Paid	Equity	Common Stock, $5.00 par value per share	Other	375,000	$40.55	$15,206,250	$0.00008700	$1,323.00
			Total Offering Amounts				15,206,250		$1,323.00
			Total Fee Offsets						$0
			Net Fee Due						$1,323.00

(1)

(a) This Registration Statement on Form S-8 (“Registration Statement”) covers 300,000 additional shares of common stock, $5.00 par value per share (“Common Stock”), of F & M Bank Corp. reserved for issuance under the F & M Bank Corp. 2020 Stock Incentive Plan, as amended (the “2020 Plan”) and 75,000 additional shares of Common Stock reserved for issuance under the F & M Bank Corp. 2023 Directors Stock Incentive Plan (the “2023 Plan”) (collectively, the “Shares”). An aggregate of 200,000 Shares issuable under the 2020 Plan had been previously registered pursuant to Registration Statement No. 333-244322 and an aggregate of 25,000 Shares issuable under the 2023 Plan had been previously registered pursuant to Registration Statement No. 333-279300. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional Shares that may become issuable under the 2020 Plan or the 2023 Plan by reason of any stock dividend, stock split, or other similar transaction affecting the Shares.

(b) The Proposed Maximum Offering Price Per Share is estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for the Registrant’s Shares on OTC Markets Group’s OCTQX tier on September 28, 2026.